Exhibit 3.2

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COHBAR, INC.

CohBar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 16, 2009.

2. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation of CohBar, Inc., is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

The name of this corporation is CohBar, Inc.

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III.

The Company’s purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV.

The Company is authorized to issue two (2) classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 80,000,000 shares, $0.001 par value per share. 75,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Company.

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1. Common Stock.

(A) General. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors upon issuance of Preferred Stock of any series.

(B) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Company, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting.

(C) Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then-outstanding Preferred Stock.

(D) Liquidation. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential or other rights of any then-outstanding Preferred Stock.

2. Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Company’s stockholders, to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Company may be reissued except as otherwise provided by the DGCL.

ARTICLE V.

1. Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no Director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any Director of the Company for or with respect to any acts or omissions of such Director occurring prior to such amendment. If the DGCL is amended to permit further elimination or limitation of personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL.

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2. Indemnification. The Company shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended or supplemented, indemnify past and present Directors, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, and shall inure to the benefit of the heirs, executors, and administrators of such person.

3. Subsequent Amendment. No amendment, termination or repeal of this Article V or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Director to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

ARTICLE VI.

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by a Director, officer or other employee of the Company to the Company or to the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Company’s By-Laws; or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and have consented to the provisions of this Article VI.

ARTICLE VII.

This Article VII is inserted for the management of the business and for the conduct of the affairs of the Company and for defining and regulating the powers of the Company and its directors and stockholders and is in furtherance and not in limitation of the powers conferred upon the Company by statute.

1. General Powers. The business and affairs of the Company shall be managed by or under the direction of a Board of Directors.

2. Number; Election and Qualification. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, the number of Directors shall be established solely by the Board of Directors; provided, however that the Board of Directors shall have at least one (1) member. Election of persons to the Board of Directors need not be by written ballot.

3. Tenure. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, Directors shall be elected at each annual meeting of

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the stockholders; provided, that the term of each Director shall continue until the election and qualification of such Director’s successor and be subject to such Director’s earlier death, resignation or removal.

4. Removal. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, members of the Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of the Company’s capital stock, voting together as a single class.

5. Vacancies. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A person elected to fill a vacancy on the Board of Directors shall be elected for the unexpired term of such person’s predecessor in office, and a person appointed to fill a position resulting from an increase in the size of the Board of Directors shall hold office until next annual meeting of stockholders and until the election and qualification of such person’s successor and be subject to such person’s earlier death, resignation or removal.

6. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the rights of holders of any class or series of Preferred Stock, the Bylaws of the Company may be altered, amended or repealed or new Bylaws may be adopted only by (i) the affirmative vote of a majority of the Directors present at any regular or special meeting of the Board of Directors where a quorum is present or (ii) by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of the Company’s capital stock, voting together as a single class.

7. No Stockholder Action by Written Consent. Subject to the rights of holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

8. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Company.

9. Special Meetings of Stockholders. Special meetings of stockholders may be called at any time only by the Board of Directors, Chairperson of the Board, or the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President of the Company, and shall be called by the Company’s Secretary upon the written request, validly given in the manner provided by the Bylaws of the Company, of one or more stockholders holding shares of record of the Company’s capital stock representing in the aggregate at least twenty-five percent (25%) of the then outstanding shares of the Company’s capital stock entitled to vote on the matter(s) proposed to be voted on at such meeting. The Board of Directors may

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postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VIII.

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter permitted by the DGCL and all rights and powers conferred upon stockholders, Directors, and officers herein are granted subject to this reservation.

Notwithstanding anything contained in this Certificate of Incorporation or in the Company’s Bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles IV(2), V, VI, VII and this Article VIII may not be repealed or amended in any respect, and no other provisions may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles IV(2), V, VI, VII and this Article VIII, unless such action is approved by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of the Company’s capital stock, voting together as a single class.

IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this      day of                     , 2014.

COHBAR, INC.

By:
Jon Stern
Its:	Chief Executive Officer

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